
                                                                                              Nicor Gas
                                                                                              Form 10-Q
                                                                                              Exhibit 12.01


                                                  NICOR GAS
                       COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                                 (Thousands)

                                             Twelve
                                          Months Ended
                                          September 30                  Year Ended December 31
                                              1997        1996      1995       1994       1993      1992

Earnings available to cover fixed charges:

  Net income                              $ 105,217    $ 107,106 $  85,448  $  93,078  $  94,935 $  91,239

  Add:  Income taxes                         62,685       63,579    49,881     50,958     52,890    49,578

        Fixed charges                        46,851       46,747    39,400     37,729     40,960    41,648

        Allowance for funds used
          during construction                   (14)          (5)     (911)      (151)       (64)     (915)

  Total                                   $ 214,739    $ 217,427 $ 173,818  $ 181,614  $ 188,721 $ 181,550


Fixed charges:

  Interest on debt                        $  45,385    $  43,762 $  38,129  $  36,726  $  38,949 $  39,773

  Other interest charges and
    amortization of debt discount,
    premium and expense, net                  1,466        2,985     1,271      1,003      2,011     1,875

  Total                                   $  46,851    $  46,747 $  39,400  $  37,729  $  40,960 $  41,648


Ratio of earnings to fixed charges             4.58         4.65      4.41       4.81       4.61      4.36